Exhibit 10.1

FOURTH AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PLYMOUTH INDUSTRIAL OP, LP

DESIGNATION OF SERIES B CONVERTIBLE REDEEMABLE PREFERRED UNITS

December 14, 2018

Pursuant to Sections 4.02 and 11.01 of the Amended and Restated Agreement of Limited Partnership of Plymouth Industrial OP, LP (the “Partnership”), dated as of July 1, 2014 (as amended, the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement (this Fourth Amendment to the Partnership Agreement, the “Amendment”) as follows in connection with the issuance of up to 4,411,764 shares of Series B Convertible Redeemable Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”) of Plymouth Industrial REIT, Inc. and the issuance to the General Partner of Series B Preferred Units (as defined below) in exchange for the contribution by the General Partner of the net proceeds from the issuance of the Series B Preferred Stock:

1.               Designation and Number. A series of Preferred Units (as defined below), designated the Series B Convertible Redeemable Preferred Units (the “Series B Preferred Units”), is hereby established. The number of authorized Series B Preferred Units shall initially be 4,411,764. The Partnership shall not, without the approval of holders of a majority of shares of Series B Preferred Stock, issue additional Series B Preferred Units.

2.               Rank. The Series B Preferred Units, with respect to priority of payment of distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, will rank (a) senior to all classes or series of Common Units and any other class or series of Partnership Unit issued on or after the Original Issue Date, unless the terms of such Units expressly provide that they rank senior to, or on parity with, the Series B Preferred Units with respect to priority of payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of Partnership (together with the Common Units, the “Junior Units”); (b) on a parity basis with the 7.50% Series A Cumulative Redeemable Preferred Units of the Partnership and any other class or series of Partnership Units, issued on or after the Original Issue Date, the terms of which expressly provide that such Partnership Units will rank on parity with the Series B Preferred Units with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (“Parity Units”); and (c) junior to any class or series of Partnership Units, the terms of which expressly provide that they rank senior to the Series B Preferred Units with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership (the “Senior Units”), and to all existing and future debt obligations of the Partnership. The term “Partnership Units” does not include convertible or exchangeable debt securities, which debt securities prior or subsequent to conversion or exchange will rank senior to the Series B Preferred Units for all purposes.

3.               Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment shall have the meanings specified below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Partnership and its subsidiaries shall not be deemed to be Affiliates of Madison or any of its affiliates or any portfolio company in which Madison or any of its Affiliates has an investment (whether debt or equity). For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Amendment” has the meaning set forth in the recitals.

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on December 11, 2018, designating the terms, rights and preferences of the Series B Preferred Stock.

“Business Day” means each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.

“Common Units” means the Partnership Units which are designated as common units of the Partnership.

“Constituent Person” has the meaning set forth in Section 8(a).

“Conversion Date” has the meaning set forth in the Articles Supplementary.

“Corporation” means Plymouth Industrial REIT, Inc., a Maryland corporation.

“Default Rate” has the meaning set forth in Section 4(g).

“Distribution Rate” shall mean (i) from and after the Original Issue Date and through and including December 31, 2019, 3.25%, (ii) from and after January 1, 2020 and through and including December 31, 2020, 3.50%, (iii) from and after January 1, 2021 and through and including December 31, 2021, 3.75%, (iv) from and after January 1, 2022 and through and including December 31, 2022, 4.00%, (v) from and after January 1, 2023 and through and including December 31, 2023, 6.50%, (vi) from and after January 1, 2024 and through and including December 31, 2024, 12.00%, and (vii) from and after January 1, 2025, 15.00%.

“Distribution Payment Date” has the meaning set forth in Section 4(b).

“Distribution Period” has the meaning set forth in Section 4(b).

“Distribution Record Date” has the meaning set forth in Section 4(b).

“Exchange Property” has the meaning set forth in Section 8(a).

“Holder” means a Person in whose name the Series B Preferred Units are registered, which Person shall be treated by the Partnership as the absolute owner of the Series B Preferred Units for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received Series B Preferred Units in violation of this Amendment shall be a Holder and the Partnership shall not recognize any such Person as a Holder and the Person in whose name the Series B Preferred Units were registered immediately prior to such transfer shall remain the Holder of such units.

“Indebtedness” means (a) all obligations of the Corporation or any of its subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Corporation or any of its subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Corporation or any of its subsidiaries is an account party, (d) all securitization or similar facilities of the Corporation or any of its subsidiaries and (e) all guarantees by the Corporation or any of its subsidiaries of any of the foregoing.

“Issuance Price” means $17.00 per Series B Preferred Unit (subject to proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Partnership Units).

“Junior Units” has the meaning set forth in Section 2.

“KeyBank Credit Agreement” means that certain Credit Agreement, dated as of August 11, 2017, by and among the Partnership, the subsidiary guarantors party thereto, KeyBank National Association, and the other parties thereto, as amended.

“Liquidation Preference” means, with respect to any Series B Preferred Unit, the greater of (a) the amount necessary for the Holder of such share to achieve a 12.0% annual internal rate of return on the Issuance Price, taking into account distribution paid (and the dates of such payment) from the Original Issue Date until (i) the date of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, (ii) the Conversion Date, or (iii) the Redemption Date, as the case may be, and (b) $21.89 (subject to proportionate adjustment in the event of a unit split, unit distribution, combination or other proportionate reduction or increase to the Partnership Units), plus accrued and unpaid distributions, whether or not declared, through and including (x) the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, (y) the Conversion Date, or (z) the Redemption Date, as the case may be.

“Madison” means MIRELF VI Pilgrim, LLC, a Delaware limited liability company.

“Original Issue Date” has the meaning set forth in Section 4(b).

“Parity Units” has the meaning set forth in Section 2.

“Partnership” has the meaning set forth in the recitals.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Units” means all Partnership Units which are designated as preferred units of the Partnership.

“Redemption Date” has the meaning set forth in the Articles Supplementary.

“REIT” has the meaning set forth in Section 4(f).

“Reorganization Event” has the meaning set forth in Section 8(a).

“Senior Units” has the meaning set forth in Section 2.

“Series B Preferred Stock” has the meaning set forth in the recitals.

4.               Distributions.

(a)             Right to Distributions. Subject to the preferential rights of the holders of any class or series of Partnership Unit ranking senior to the Series B Preferred Units with respect to priority of distributions, Holders are entitled to receive, when and as authorized and declared by the board of directors of the General Partner or a duly authorized committee thereof, out of funds legally available for the payment of distributions, preferential cumulative, compounding cash dividends.

(b)            Payment of Distributions. From and including December 14, 2018 (the “Original Issue Date”), the Partnership shall pay cumulative cash distributions on each Series B Preferred Unit at a rate per annum equal to the Distribution Rate of the Issuance Price. Distributions on the Series B Preferred Units shall accrue, compound and be cumulative from (and including) the Original Issue Date or the end of the most recent Distribution Period (as defined below) for which distributions on the Series B Preferred Units have been paid and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year or, if such date is not a Business Day, on the immediately succeeding Business Day, with the same force and effect as if paid on such date (each, a “Distribution Payment Date”). A “Distribution Period” is the respective period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Original Issue Date and end on December 31, 2018). Any distribution payable on the Series B Preferred Units for any Distribution Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record of the Series B Preferred Units as they appear in the records of the Partnership at the close of business on the 10th day of the month of the applicable Distribution Payment Date, i.e., January 10, April 10, July 10 and October 10 or, if such date is not a Business Day, on the immediately preceding Business Day (each, a “Distribution Record Date”).

(c)             Additional Distributions. To the extent that, in any calendar year, if (i) (x) the cumulative distributions paid in such year in respect of each Common Unit multiplied by (y) the number of Common Units into which each Series B Preferred Unit would have converted if the Conversion Date was December 31 of such year (even if such share were not then convertible into Common Units), exceeds (ii) the amount necessary for the Holder of a Series B Preferred Unit to achieve a 12% annual internal rate of return on the Issuance Price for such year, then the Partnership shall pay to the Holders an additional dividend per share equal to such excess, payable on January 15 of the following calendar year to holders of record of Series B Preferred Units as of the close of business on January 10 of such year.

(d)            Prohibited by Law. No distribution on Series B Preferred Units shall be authorized or declared by the board of directors of the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its Indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(e)             Accrual of Distributions. Notwithstanding the foregoing Section 4(d), distributions on the Series B Preferred Units will accrue whether or not the Partnership has earnings, whether there are funds legally available for the payment of such distributions and whether or not such dividends are authorized or declared by the board of directors of the General Partner. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and the shares of any class or series of Parity Units, all distributions declared upon the Series B Preferred Units and any class or series of Parity Units shall be declared pro rata so that the amount of distributions declared per Series B Preferred Unit and such class or series of Parity Units shall in all cases bear to each other the same ratio that accumulated distributions per unit on the Series B Preferred Units and such class or series of Parity Units (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such Parity Units do not have a cumulative distribution) bear to each other. Any distribution made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distributions due with respect to such units which remains payable. Accrued but unpaid distributions on the Series B Preferred Units will accrue and compound daily at the annual Default Rate as of the Distribution Payment Date on which they first become payable.

(f)             Junior Units. Except as provided in the immediately preceding paragraph, unless (i) full cumulative distributions on the Series B Preferred Units have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods that have ended, (ii) the Corporation’s Debt Service Coverage Ratio (as such term is defined in the KeyBank Credit Agreement) exceeds 1.5x (or has not been equal to or less than 1.5x for more than 90 days), and (iii) the Total Leverage (as such term is defined in the KeyBank Credit Agreement) is less than sixty five percent (65.0%) (or has not been equal to or more than sixty five percent (65.0%) for more than 90 days), no distributions (other than a distribution in Junior Units or in options, warrants or rights to subscribe for or purchase any such Junior Units) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership (except (i) by conversion into or exchange for Junior Units, or (ii) the purchase of Series B Preferred Units, Junior Units or Parity Units to the extent that the purchase of corresponding Series B Preferred Stock, Junior Equity Securities or Parity Equity Securities (in each case as defined in the Articles Supplementary) is necessary to preserve the Corporation’s qualification as a real estate investment trust pursuant to Sections 856 through 860 of the Code (a “REIT”)).

(g)            Default Rate. Notwithstanding anything to the contrary set forth above, the applicable distribution rate for each day during a Default Period (as defined below) shall be equal to twelve percent (12.00%) of the Issuance Price (prorated for the number of days in such default period computed on the basis of a 360-day year consisting of twelve 30-day months) (the “Default Rate”); provided, however, from and after January 1, 2024, the Default Rate shall increase to fifteen percent (15.00%) of the Issuance Price, and from and after January 1, 2025, the Default Rate shall increase to eighteen percent (18.00%) of the Issuance Price. Subject to the cure provision set forth in the next sentence, a “Default Period” with respect to the Series B Preferred Units shall commence on a date the Partnership fails to make payment of distributions as required in connection with a Distribution Payment Date or date of redemption and shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all accrued and unpaid distributions and any unpaid redemption price has been paid. No Default Period shall be deemed to commence if the amount of any distributions or any redemption price due (if such default is not solely due to the Partnership’s willful failure) is paid not later than three Business Days after the applicable Distribution Payment Date or Redemption Date.

5.               Liquidation Preference.

(a)             Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the Holders shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its partners, before any distribution or payment out of the assets of the Partnership may be made to or set aside for the holders of any Junior Units, and subject to the rights of the holders of any Senior Units or Parity Units and the rights of the Partnership’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per Series B Preferred Unit equal to the greater of (i) the Liquidation Preference and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, converted all such Series B Preferred Units into Common Units, and assuming the Conversion Date was the date of such voluntary or involuntary liquidation, dissolution or winding up.

(b)            Partial Payment. If the assets of the Partnership legally available for distribution to partners are insufficient to pay in full the Liquidation Preference on the Series B Preferred Units and the liquidation preference on any class or series of Parity Units, all assets distributed to the Holders and any class or series of Parity Units shall be distributed pro rata so that the amount of assets distributed per Series B Preferred Unit and such class or series of Parity Units shall in all cases bear to each other the same ratio that the Liquidation Preference per unit on the Series B Preferred Units and the liquidation preference per unit of such class or series of Parity Units bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series B Preferred Units. After payment of the full amount of the liquidation distributions to which they are entitled, the Holders will have no right or claim to any of the remaining assets of the Partnership.

(c)             Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory share exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership) by distribution, redemption or other acquisition of Partnership Units or otherwise is permitted under the Act, no effect shall be given to amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of Holders.

6.               Conversion. In the event that any share of Series B Preferred Stock is converted into shares of Common Stock pursuant to the provisions of Section 6 of the Articles Supplementary, the Partnership shall convert, on the date of such conversion, an equal number of Series B Preferred Units held by the General Partner into Common Units. If the Corporation elects to pay a portion of the Settlement Amount (as defined in the Articles Supplementary) in cash, the Partnership shall deliver to the General Partner an amount of cash equal to the portion of the Settlement Amount that constitutes the Cash Settlement (as defined in the Articles Supplementary) of such conversion. In connection with any cash payment made by the General Partner pursuant to Section 7(j) of the Articles Supplementary, the Partnership shall deliver to the General Partner the amount of cash so paid.

7.               Redemption. In connection with any redemption by the General Partner of any shares of Series B Preferred Stock pursuant to Section 8 or 9 of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, an equal number of Series B Preferred Units held by the General Partner. As consideration for the redemption of such Series B Preferred Units, the Partnership shall deliver to the General Partner an amount of cash equal to the amount of cash, if any, paid to redeem the shares of Series B Preferred Stock. In connection with any payment by the General Partner pursuant to Section 8(f) of the Articles Supplementary, the Partnership shall deliver to the General Partner the amount of cash so paid.

8.               Adjustment for Reorganization Events.

(a)             Reorganization Events. In the event of:

(i)              any reclassification, statutory exchange, merger, consolidation, conversion, division or other similar business combination of the Partnership with or into another Person, in each case, pursuant to which at least a majority of the Common Units (but not the Series B Preferred Units) is changed or converted into, or exchanged for, cash, securities or other property of the Partnership or another Person;

(ii)            any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Partnership, in each case pursuant to which the Common Units (but not the Series B Preferred Units) is converted into cash, securities or other property; or

(iii)          any statutory exchange of securities of the Partnership with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Units (but not the Series B Preferred Units) into other securities; (each of which is referred to as a “Reorganization Event”), then each Series B Preferred Unit outstanding immediately prior to such Reorganization Event will remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the effective date of such Reorganization Event) that the Holder of Series B Preferred Units would have received in such Reorganization Event had such Holder converted all of its Series B Preferred Units into the applicable number of Common Units immediately prior to the effective date of the Reorganization Event; provided that the foregoing shall not apply if such Holder is a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Units held by such Person. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Common Unit held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 8(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Units.

(b)            Successive Reorganization Events. The above provisions of this Section 9 shall similarly apply to successive Reorganization Events.

(c)             Reorganization Event Agreements. The Partnership shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Units into the Exchange Property in a manner that is consistent with and gives effect to this Section 8, and (ii) to the extent that the Partnership is not the surviving entity in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Preferred Units into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

9.               Voting Rights. Holders of the Series B Preferred Units will not have any voting rights.

10.            Term. The Series B Preferred Units have no stated maturity date and shall not be subject to any sinking fund and, except as set forth above, is not subject to mandatory redemption. The Partnership shall not be required to set aside funds to redeem the Series B Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

PLYMOUTH INDUSTRIAL REIT, INC.

a Maryland corporation

By: /s/ Jeffrey E. Witherell

Name: Jeffrey E. Witherell

Title: Chief Executive Officer